Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Amtech Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-09917, 333-10117, 333-47098 and 333-131044) on Form S-3 and (Nos. 333-09911, 333-09909, 333-46086, 333-76812 and 333-103101, 333-09911 and 333-131051 ) on Form S-8 of Amtech Systems, Inc. of our report dated January 10, 2005, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of Amtech Systems, Inc. for the year ended September 30, 2004, which report appears in the September 30, 2006 annual report on Form 10-K of Amtech Systems, Inc.

/s/ KPMG LLP

Phoenix, Arizona
December 21, 2006